Exhibit 99.1

press release

Sierra Health Services, Inc. 2724 North Tenaya Way Las Vegas, Nevada 89128 (702) 242-7000

FOR IMMEDIATE RELEASE
CONTACTS:	Peter O'Neill VP, Public & Investor Relations (702) 242-7156	Paul Palmer SVP, Chief Financial Officer (702) 242-7112

SIERRA REPORTS 1ST QUARTER 2004 EARNINGS
OF $0.74 PER DILUTED SHARE
 Quarterly EPS Beats Estimates by $0.07; Company Raises Guidance for 2004

       LAS VEGAS, April 26, 2004 - Sierra Health Services, Inc. (NYSE:SIE) reported today that income from continuing operations for the quarter ended March 31, 2004 was $26.3 million or $0.75 per diluted share, compared to $15.4 million or $0.50 per diluted share for the same period in 2003. For the quarter, discontinued operations had a loss of $486,000, compared to a loss of $406,000 for the same period in 2003. Net income for the quarter, after the loss from discontinued operations, was $25.8 million, or $0.74 per diluted share, compared to $15.0 million, or $0.49 per diluted share for the same period in 2003, an earnings per share increase of 51%. Fully diluted earnings per share for the first quarter of 2004 include 6.3 million common shares related to the Company's convertible debt.

       On December 17, 2003, Sierra announced that under the terms of its 2¼% senior convertible debentures, due 2023, debenture holders could exercise their right to convert their debentures during the first quarter of 2004. Assuming dilution, analysts polled by First Call had expected Sierra to post an average first quarter 2004 earnings per share of $0.67, and annual earnings per share of $2.72. The Company had previously announced it expected to earn between $2.65 and $2.75 per share for the year 2004. Sierra now expects to earn between $2.90 and $3.00 per share for 2004, fully diluted.

       Revenues from continuing operations for the quarter were $408.2 million, compared to $352.3 million for the same period in 2003, an increase of 16%. Medical premium revenues for the quarter were $265.4 million, compared to $235.1 million for the same period in 2003, an increase of 13%. Military contract revenues for the quarter were $127.6 million, compared to $104.4 million for the same period in 2003, an increase of 22%.

       In the first quarter, Sierra's medical care ratio improved 260 basis points to 75.7% from 78.3% for the same period in 2003. As a percentage of total revenue, general and administrative expenses for the first quarter improved 60 basis points to 9.1% from 9.7% for the same period in 2003.

       Sierra's medical claims payable balance increased to $107.3 million at March 31, 2004 from $103.7 million at December 31, 2003. Days in claims payable, which is the medical claims payable balance divided by the average medical expenses per day for the period, were 47 days, compared to 48 days for the first quarter of 2003 and 50 days sequentially. This decrease is a result of efforts to improve customer satisfaction among providers. By improving claims processes, including enhancements of electronic data interchange and optical character recognition, the time required for claim payments has decreased.

       Operating cash flow from continuing operations was $32.2 million for the quarter, compared to negative cash flow of $717,000 for the same period in 2003. Cash flow from continuing operations, adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS), was $65.2 million for the first quarter of 2004, compared to $29.2 million, for the first quarter of 2003. The Company received two monthly payments from CMS in the first three months of 2004 and 2003, with the January CMS payments received at the end of December. Sierra believes that reflecting three monthly CMS payments for the quarter provides a more useful measure of cash provided by operations.

       Sierra's total external debt from continuing operations was $115.3 million, compared to $116.8 million at December 31, 2003, and includes $115.0 million for the senior convertible debentures issued in March 2003. During the first quarter of 2004, no amounts were drawn on the Company's line of credit. For continuing operations, Sierra's total external debt to capital ratio now stands at 42%, compared to 44% for the same period in 2003. During the quarter, Sierra repurchased 980,000 shares of its common stock for $31.9 million. Since January 2003, the inception of the Board-authorized share repurchase program, the Company has repurchased 6.3 million shares of its common stock for $132.0 million.

       In the first quarter of 2004, same store commercial membership in the Company's core Las Vegas market grew by 4.9%, or 9,700 lives. The Company continues to see growth in its mid-size employer group business and in its penetration of the larger self-funded employer group market with its full-risk offerings, in particular its more traditional HMO plans. Medicare membership grew by 1.0% during the first quarter. Effective March 1, benefit plan changes that were the result of additional funding from CMS were communicated to the senior market. The Company expects its marketing efforts to this population should result in improved membership growth for the remainder of the year. Approximately 96% of the Company's Medicare members are enrolled in the Social HMO program, which provides higher federal reimbursement. In 2004, this program is subject to only a 10% risk modifier, but is expected to be subject to a 30% risk modifier in 2005.

       "Our first quarter results bode well for another successful year for Sierra," said Anthony M. Marlon, M.D., chairman, president and chief executive officer. "The organic growth of Las Vegas continues to outpace any metropolitan region in the country. Through our disciplined pricing, attractive product offerings and medical delivery network, we are able to capture part of that growth, as well as expand on existing businesses seeking affordable solutions to their healthcare costs."

       On March 3, Sierra announced that its subsidiary, Sierra Military Health Services, Inc. (SMHS), had agreed to an acquisition of its provider contracts and select service center leases by Health Net Federal Services, a subsidiary of Health Net, Inc. (NYSE:HNT). With this transaction, which was finalized on April 21, Sierra effectively ended its formal protest of the recent award by the United States Department of Defense for Managed Care Support Services Contracts to serve TRICARE beneficiaries in the North Region. Sierra's existing TRICARE contract is scheduled to terminate on August 31, 2004. SMHS will continue full operations until that time, followed by a phase out of activities for a period of six months thereafter.

       On April 1, Sierra announced that it had completed the sale of its workers' compensation subsidiary, California Indemnity Insurance Company, Inc. to Folksamerica Holding Company, Inc., a subsidiary of White Mountains Insurance Group, Ltd. (NYSE:WTM).

       Sierra Health Services, Inc., based in Las Vegas, is a diversified health care services company that operates health maintenance organizations, indemnity insurers, military health programs, preferred provider organizations and multi-specialty medical groups. Sierra's subsidiaries serve over 1.2 million people through health benefit plans for employers, government programs and individuals. For more information, visit the company's website at www.sierrahealth.com.

       Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, which include but are not limited to: 1) potential adverse changes in government regulations, contracts and programs, including TRICARE, Medicare, Medicaid and legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential managed care litigation exposure; 2) competitive forces that may affect pricing, enrollment, renewals and benefit levels; 3) unpredictable medical costs, malpractice exposure, reinsurance costs and inflation; 4) impact of economic conditions; 5) changes in healthcare reserves; 6) our failure to obtain an extension of the Medicare Social HMO contract; and 7) the amount of actual proceeds to be realized from the note receivable related to the sale of the workers' compensation insurance operation. Further factors concerning financial risks and results may be found in documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

       Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sierra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Sierra or its business or operations. Sierra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SIERRA HEALTH SERVICES, INC., AND SUBSIDIAIRES
Earnings Report
(Unaudited)

                                                                Three Months Ended March 31,
                                                            ------------------------------------
                                                                   2004               2003
                                                            -------------------  ---------------
                                                            (In thousands, except per share data)
Medical Premiums ......................................... $           265,438  $       235,080
Military Contract Revenues................................             127,624          104,413
Professional Fees.........................................               9,478            8,704
Investment and Other Revenues.............................               5,650            4,073
                                                            -------------------  ---------------
Total Revenues............................................             408,190          352,270
                                                            -------------------  ---------------
Medical Expenses..........................................             208,065          190,986
    Medical Care Ratio....................................                75.7%            78.3%
    (Medical Expenses/Premiums and Professional Fees)

Military Contract Expenses................................             120,797          101,796
General and Administrative Expenses.......................              37,168           34,213
                                                            -------------------  ---------------
Operating Income from Continuing Operations...............              42,160           25,275

Interest Expense..........................................              (1,165)          (1,620)
Other Income (Expense), Net...............................                 122              (11)
                                                            -------------------  ---------------
Income from Continuing Operations Before Income Taxes.....              41,117           23,644

Provision for Income Taxes................................             (14,802)          (8,216)
                                                            -------------------  ---------------
Income from Continuing Operations.........................              26,315           15,428

Loss from Discontinued Operations.........................                (486)            (406)
                                                            -------------------  ---------------
Net Income................................................ $            25,829  $        15,022
                                                            ===================  ===============
Earnings per Common Share:
    Income from Continuing Operations..................... $              0.97  $          0.53
    Loss from Discontinued Operations.....................               (0.01)           (0.01)
                                                            -------------------  ---------------
    Net Income............................................ $              0.96  $          0.52
                                                            ===================  ===============
Earnings per Common Share Assuming Dilution:
    Income from Continuing Operations..................... $              0.75  $          0.50
    Loss from Discontinued Operations.....................               (0.01)           (0.01)
                                                            -------------------  ---------------
    Net Income............................................ $              0.74  $          0.49
                                                            ===================  ===============

Weighted Average Common Shares Outstanding................              27,041           28,928
Weighted Average Common Shares Outstanding
  Assuming Dilution.......................................              35,542           30,885

PERIOD END MEMBERSHIP
                                                                          At March 31,
                                                            ------------------------------------
                                                                   2004               2003
                                                            -------------------  ---------------
HMO
   Commercial.............................................             212,000          189,000
   Medicare...............................................              51,700           48,800
   Medicaid...............................................              48,400           37,400
Managed Indemnity.........................................              23,900           27,300
Medicare Supplement.......................................              17,000           18,900
Administrative Services...................................             180,100          193,400
TRICARE Eligibles.........................................             710,000          672,200
                                                            -------------------  ---------------
Total Members.............................................           1,243,100        1,187,000
                                                            ===================  ===============

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

                                                                 March 31,        December 31,
                                                                   2004               2003
                                                            -------------------  ---------------
                          ASSETS
CURRENT ASSETS:
     Cash and Cash Equivalents............................ $           148,436  $       118,473
     Investments..........................................             179,808          197,573
     Accounts Receivable..................................              11,786           12,080
     Military Accounts Receivable.........................              44,688           47,389
     Current Portion of Deferred Tax Asset................              32,141           33,708
     Prepaid Expenses and Other Current Assets............              51,488           37,478
     Assets of Discontinued Operations....................               2,593          533,756
                                                            -------------------  ---------------
         Total Current Assets.............................             470,940          980,457

PROPERTY AND EQUIPMENT, NET...............................              62,160           63,109
RESTRICTED CASH AND INVESTMENTS...........................              18,913           17,646
GOODWILL..................................................              14,782           14,782
DEFERRED TAX ASSET (Less Current Portion).................              11,510           11,501
CONTINGENT NOTE RECEIVABLE................................              62,000               --
OTHER ASSETS..............................................              58,810           46,626
                                                            -------------------  ---------------
TOTAL ASSETS.............................................. $           699,115  $     1,134,121
                                                            ===================  ===============

       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accrued Liabilities.................................. $            88,397  $        56,327
     Trade Accounts Payable...............................              35,972           37,787
     Accrued Payroll and Taxes............................              23,167           15,879
     Medical Claims Payable...............................             107,279          103,749
     Unearned Premium Revenue.............................              21,974           45,888
     Military Health Care Payable.........................              78,846           76,605
     Current Portion of Long-Term Debt....................                  62              163
     Liabilities of Discontinued Operations...............                 740          472,407
                                                            -------------------  ---------------
         Total Current Liabilities........................             356,437          808,805

LONG-TERM DEBT (Less Current Portion).....................             115,256          116,645
OTHER LIABILITIES.........................................              66,083           57,907
                                                            -------------------  ---------------
TOTAL LIABILITIES.........................................             537,776          983,357
                                                            -------------------  ---------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common Stock............................................                 170              166
  Treasury Stock..........................................            (143,000)        (112,737)
  Additional Paid-in Capital..............................             242,874          227,417
  Deferred Compensation...................................                  --              (22)
  Accumulated Other Comprehensive Gain (Loss).............                 303             (479)
  Retained Earnings.......................................              60,992           36,419
                                                            -------------------  ---------------
TOTAL STOCKHOLDERS' EQUITY................................             161,339          150,764
                                                            -------------------  ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................ $           699,115  $     1,134,121
                                                            ===================  ===============

SIERRA HEALTH SERVICES, INC., AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

                                                            For the Three Months Ended March 31,
                                                            ------------------------------------
                                                                   2004               2003
                                                            -------------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income............................................. $            25,829  $        15,022
   Adjustments to Reconcile Net Income to Net Cash
      Provided by (Used for) Operating Activities:
          Loss from Discontinued Operations...............                 486              406
          Depreciation....................................               4,075            3,903
          Other Adjustments...............................                 467              713
          Unearned Premium Revenue........................             (23,914)         (29,183)
          Changes in Other Assets and Liabilities.........              25,284            8,422
                                                            -------------------  ---------------
             Net Cash Provided by (Used for) Operating
                Activities of Continuing Operations.......              32,227             (717)
                                                            -------------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital Expenditures, Net of Dispositions..............              (1,491)          (5,650)
   Change in Investments..................................              19,401           47,999
                                                            -------------------  ---------------
             Net Cash Provided by Investing
                Activities of Continuing Operations.......              17,910           42,349
                                                            -------------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on Debt and Capital Leases....................              (1,490)         (60,059)
   Purchase of Treasury Stock.............................             (31,944)         (27,558)
   Exercise of Stock in Connection with Stock Plans.......               9,846            1,581
   Proceeds from Senior Convertible Debentures............                  --          115,000
   Debt Issue Costs.......................................                  --           (4,914)
                                                            -------------------  ---------------
           Net Cash (Used for) Provided By Financing
               Activities of Continuing Operations........             (23,588)          24,050

NET CASH PROVIDED BY DISCONTINUED OPERATIONS..............               3,414            1,244
                                                            -------------------  ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................              29,963           66,926

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........             118,473           45,778
                                                            -------------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................ $           148,436  $       112,704
                                                            ===================  ===============

Reconciliation of Non-GAAP Financial Measures

In this press release, the Company presented cash flow from continuing operations, adjusted for the timing of payments from the Centers for Medicare and Medicaid Services (CMS) for both 2004 and 2003. These are non-GAAP financial measures. The Company received two monthly payments from CMS in the first three months of 2004 and 2003 as the January CMS payments were received at the end of December. The Company believes that reflecting three monthly CMS payments provides a more useful measure of cash provided by operations during the three month period. The following is a reconciliation to the most directly comparable GAAP financial measure:

                                                                 Three Months Ended March 31,
                                                            ------------------------------------
                                                                   2004               2003
                                                            -------------------  ---------------

GAAP Net Cash Provided by Operating Activities
  of Continuing Operations................................ $            32,227  $          (717)
Add:  January CMS payment received in December............              32,924           29,883
                                                            -------------------  ---------------
Cash flow from continuing operations adjusted for
  the timing of payments from CMS......................... $            65,151  $        29,166
                                                            ===================  ===============